Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NALU MEDICAL, INC.

Nalu Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.    The name of the Corporation is Nalu Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 28, 2014.

2.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Nalu Medical, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Earl Fender, a duly authorized officer of the Corporation, on June 29, 2020.

/s/ Earl Fender
Earl Fender
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Nalu Medical, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Delaware General Corporation Law”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 389,985,152 consisting of 231,000,000 shares of Common Stock, $0.0001 par value per share, and 158,985,152 shares of Preferred Stock, $0.0001 par value per share, 22,110,271 of which shares shall be designated “Series A-1 Preferred Stock”, 32,515,685 of which shares shall be designated “Series A-2 Preferred Stock”, 24,161,790 of which shares shall be designated “Series B Preferred Stock”, and 80,197,406 of which shares shall be designated “Series C Preferred Stock”.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.    Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a)    “Conversion Price” shall mean $0.548 per share for the Series A-1 Preferred Stock, $0.6576 per share for the Series A-2 Preferred Stock, $1.4525 per share for the Series B Preferred Stock, and $0.8105 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)    “Corporation” shall mean Nalu Medical, Inc.

(d)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the Common Stock and a majority of the Preferred Stock of the Corporation voting as separate classes.

(e)    “Dividend Rate” shall mean an annual rate of $0.04384 per share for the Series A-1 Preferred Stock, $0.05261 per share for the Series A-2 Preferred Stock, $0.1162 per share for the Series B Preferred Stock, and $0.0648 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(f)    “Filing Date” means the date of the filing of this Amended and Restated Certificate of Incorporation.

(g)    “Junior Preferred Stock” shall mean the Series A-1 Preferred Stock and Series A-2 Preferred Stock.

(h)    “Liquidation Preference” shall mean $0.548 per share for the Series A-1 Preferred Stock, $0.6576 per share for the Series A-2 Preferred Stock, $1.4525 per share for the Series B Preferred Stock, and $0.8105 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j)    “Original Issue Price” shall mean $0.548 per share for the Series A-1 Preferred Stock, $0.6576 per share for the Series A-2 Preferred Stock, $1.4525 per share for the Series B Preferred Stock, and $0.8105 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(k)    “Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock.

(l)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m)    “Series C Purchase Agreement” shall mean the Series C Preferred Stock Purchase Agreement, dated on or about the Filing Date, by and among the Corporation and the entities set forth therein.

2.    Dividends.

(a)    Preferred Stock.

(i)    In any calendar year, the holders of outstanding shares of Series C Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series C Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Series B Preferred Stock, Junior Preferred Stock or Common Stock of the Corporation in such calendar year.

(ii)    In any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Junior Preferred Stock or Common Stock of the Corporation in such calendar year.

(iii)    In any calendar year, the holders of outstanding shares of Junior Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Junior Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. Payment of any dividends to the holders of Junior Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Junior Preferred Stock.

(iv)    No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated in clauses (i), (ii) and (iii) of this Section 2(a), and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders in accordance with such clauses. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

(b)    Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c)    Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d)    Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of a majority of the Preferred Stock of the Corporation.

(e)    Waiver of Dividends. Any dividend preference of the Series C Preferred Stock may be waived, in whole or in part, only by the consent or vote of the holders of a seventy-percent (70%) of the outstanding shares of Series C Preferred Stock. Any dividend preference of the Series B Preferred Stock may be waived, in whole or in part, only by the consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock. Any dividend preference of any series of Junior Preferred Stock may be waived, in whole or in part, only by the consent or vote of the holders of a majority of the outstanding shares of Junior Preferred Stock (voting as a single class and on an as-converted basis).

3.    Liquidation Rights.

(a)    Liquidation Preference.

(i)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation or other payments to the holders of the Series B Preferred Stock, Junior Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Series C Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock and (B) such amount per share as would have been payable had all the shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 of this Article V immediately prior to such liquidation, dissolution, or winding up. If upon the liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation or other payments to the holders of the Junior Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock and (B) such amount per share as would have been payable had all the shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 of this Article V immediately prior to such liquidation, dissolution, or winding up. If upon the liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(iii)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Junior Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation or other payments to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Junior Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Junior Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Junior Preferred Stock and (B) such amount per share as would have been payable had such shares of Junior Preferred Stock been converted into Common Stock pursuant to Section 4 of this Article V immediately prior to such liquidation, dissolution, or winding up. If upon the liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Junior Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iii), then the entire assets of the Corporation legally available for distribution to the Junior Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Junior Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iii).

(b)    Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c)    Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d)    Earn-out Payments and Escrow Payments. In the event of a liquidation, dissolution or winding up of the Corporation, if any portion of the consideration payable to the stockholders of the Corporation is subject to an escrow, holdback, earn-out payment or any other contingency, the agreement governing such liquidation, dissolution or winding up of the Corporation shall provide that (i) the portion of such consideration that is actually paid to stockholders and not subject to any such escrow, holdback, earn-out or other contingency (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 hereof as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Corporation and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 hereof, as if the additional consideration paid together with the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Corporation, with such calculation being performed each time additional consideration is paid in connection with such liquidation, dissolution or winding up of the Corporation.

(e)    Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; (iii) an exclusive license (or sublicense, as the case may be) of all or substantially all of the Corporation’s intellectual property (or licenses to intellectual property) (subsections (i), (ii) and (iii) each referred to as a “Change of Control”); (iv) any Distribution to the stockholders of the Corporation (other than Distributions unanimously approved by the Corporation’s Board of Directors to not be so treated) or (v) any bankruptcy, liquidation, dissolution, reorganization or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i), (ii) or (iii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(f)    In the event of an event referred to in Sections 3(e)(ii) or 3(e)(iii), if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such event, or such other period as approved by the holders of a majority of the outstanding shares of Preferred Stock (on an as-converted basis), then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after such event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock (on an as-converted basis) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such event, or such other period as approved by the holders of a majority of the outstanding shares of Preferred Stock (on an as-converted basis), the Corporation shall use the consideration received by the Corporation in such event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such event referred to in Sections 3(e)(ii) or 3(e)(iii) (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the price per share that would be paid under Section 3(a). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall (x) first ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds in preference and priority to redeeming any shares of Series B Preferred Stock, Junior Preferred Stock or Common Stock; (y) then ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds in preference and priority to redeeming any shares of Junior Preferred Stock or Common Stock; (z) then ratably redeem each holder’s shares of Junior Preferred Stock to the fullest extent of such Available Proceeds in preference and priority to redeeming any shares of Common Stock; and (xx) shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3(f), the Corporation shall not expend or dissipate the consideration received in such event, except to discharge expenses incurred in connection with such event. Following an election of holders of Preferred Stock to demand redemption as provided in this Section 3(f)), the Corporation shall promptly and no more than thirty (30) days thereafter send a notice (the “Redemption Notice”) to each holder of Preferred Stock stating (i) the number and series of shares of Preferred Stock held by such holder as of the date of such election, (ii) the price at which such shares of Preferred Stock will be redeemed (the “Redemption Price”), (iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)), and (iv) that such holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed. On or before the Redemption Date, each holder of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If the Redemption Notice shall have been duly given to each holder of Preferred Stock, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(g)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the Preferred Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)    If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(g), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the Filing Date, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (Such rights, the “Conversion Rights” and the number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased. In the event of an election of redemption of any shares of Preferred Stock pursuant to Section 3(f), the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of, and conditioned upon the closing of, a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $1.19 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are in excess of $50,000,000 (including deductions for underwriting commissions and offering expenses) (a “Qualified Public Offering”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis) which written request must also be signed by the holders of at least 70% of the outstanding shares of Series C Preferred Stock if the conversion is being done in connection with, or in contemplation of, a transaction that would be deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)    Adjustments to Conversion Price for Diluting Issues.

(i)    Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of the following (collectively, “Excluded Securities”):

(1)    shares of Common Stock upon the conversion of the Preferred Stock;

(2)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors in an aggregate amount not to exceed 23,067,168 shares (or such greater number of shares as is approved by the Board of Directors of the Corporation including a majority of the Preferred Directors, in each case as adjusted for Recapitalizations) and the requisite stockholder vote set forth in Section 9(g));

(3)    shares of Common Stock, Options or Convertible Securities issued or issuable upon the exercise or conversion of Options or Convertible Securities that are outstanding on the Filing Date, provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(4)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(5)    shares of Common Stock issued or issuable in a registered public offering under the Securities Act approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(6)    shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors (including a majority of the Preferred Directors);

(7)    shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making non-convertible loans pursuant to a non-convertible debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors (including a majority of the Preferred Directors);

(8)    shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including a majority of the Preferred Directors); and

(9)    shares of Common Stock issued or issuable and agreed by holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis) to not be treated as Additional Shares of Common.

(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series C Preferred Stock or Junior Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock. No adjustment in the Conversion Price of the Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for the Series C Preferred Stock.

(iii)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)    no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the

Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series C Preferred Stock or Junior Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Series C Preferred Stock or Junior Preferred Stock, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest ten thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect on the date of and immediately prior to such issue, then the Series B Preferred Stock shall be entitled to an adjustment in the Conversion Price for the Series B Preferred Stock that is proportional to the adjustment to the Conversion Price for the Series C Preferred Stock pursuant to the foregoing sentence of this Section (d)(iv) in connection with such issuance or deemed issuance. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.0001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.0001 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)    Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)    Cash and Property. Such consideration shall:

(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(a)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)    Adjustments for Common Stock Dividends and Distributions. If the Corporation, at any time or from time to time after the date of filing of this Certificate of Incorporation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Price then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect for such series of Preferred Stock by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issues or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section to reflect the actual payment of such dividend or distribution

(h)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k)    Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)    to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(l)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.    Voting.

(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(c)    Election of Directors.

(i)    The number of directors of the Corporation shall be fixed at eight (8).

(ii)    So long as at least 40,098,703 shares of Series C Preferred Stock remain outstanding (as adjusted for Recapitalizations) remain outstanding, the holders of a majority the Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to consent of the Corporation’s stockholders for the election of directors (the “Series C Directors”).

(iii)    So long as at least 12,048,192 shares of Series B Preferred Stock remain outstanding (as adjusted for Recapitalizations), the holders of a majority the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to consent of the Corporation’s stockholders for the election of directors (the “Series B Director”).

(iv)    So long as at least 27,183,380 shares of the Junior Preferred Stock (as adjusted for Recapitalizations) remain outstanding, the holders of a majority of the Junior Preferred Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Directors” and together with the Series B Director and Series C Directors, the “Preferred Directors”).

(v)    The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Common Directors”).

(vi)    The holders of a majority of the Common Stock and holders of a majority of the Preferred Stock, voting as separate classes and on an as-converted basis, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Independent Director”).

(vii)    Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis.

(d)    Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(e)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(f)    California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6.    Amendments and Changes with respect to Series C Preferred. So long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least seventy-percent (70%) of the Series C Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the Corporation):

(a)    alter, amend, repeal, waive or change the powers, preferences, or special rights of the Series C Preferred Stock, including but not limited to its dividend rights or Liquidation Preference, so as to affect them adversely, provided that, for the avoidance of doubt, an amendment to this Amended and Restated Certificate of Incorporation solely to create, designate, authorize or issue shares of a new series of Preferred Stock of the Corporation (other than a reclassification of any existing shares of Preferred Stock, by exchange or otherwise) that is senior to, or pari passu with, the Series C Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series C Preferred Stock;

(b)    amend this Section 6; or

(c)    enter into any agreement to do any of the foregoing.

7.    Amendments and Changes with respect to Series B Preferred. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Series B Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the Corporation):

(a)    alter, amend, repeal, waive or change the powers, preferences, or special rights of the Series B Preferred Stock, including but not limited to its dividend rights or Liquidation Preference, so as to affect them adversely, but shall not so affect the entire class of Preferred Stock;

(b)    amend this Section 7; or

(c)    enter into any agreement to do any of the foregoing.

8.    Amendments and Changes with respect to Junior Preferred. So long as any shares of the Junior Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Junior Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the Corporation):

(a)    alter, amend, repeal, waive or change the powers, preferences, or special rights of the Junior Preferred Stock, including but not limited to its dividend rights or Liquidation Preference, so as to affect them adversely, but shall not so affect the entire class of Preferred Stock;

(b)    amend this Section 8; or

(c)    enter into any agreement to do any of the foregoing.

9.    Other Amendments and Changes. So long as at least 10,000,000 shares of the Preferred Stock (as adjusted for Recapitalizations) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Preferred Stock (on an as-converted basis and in addition to any other vote required by law or the Certificate of Incorporation or bylaws of the Corporation):

(a)    amend, alter, repeal or waive any provision of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof or Common Stock;

(c)    authorize, create (by reclassification or otherwise) or issue any new class or series of equity security having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock or execute any action that reclassifies any securities of the Corporation or any of its subsidiaries into a class or series of equity security having rights, preferences or privileges senior to or on parity with the rights of the Preferred Stock;

(d)    authorize any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3;

(e)    redeem or repurchase any shares of the Corporation’s Common Stock (other than repurchases of unvested shares from stockholders upon their termination of service to the Corporation for the lesser of cost and the then fair market value);

(f)    acquire all of the equity securities of another entity, or all or substantially all of the assets of another entity, in exchange for equity securities of the Corporation;

(g)    increase the number of shares reserved under any of the Corporation’s option plans or employee incentive plans;

(h)    hire, terminate, or effect a change in compensation (including, without limitation, equity compensation) of the executive officers of the Corporation, unless such hiring, termination or change was approved by the Board of Directors (including a majority of the Preferred Directors);

(i)    enter into or become a party to any transaction with any executive officer of the Corporation or any affiliate thereof unless such transaction was approved by the Board of Directors (including a majority of the Preferred Directors);

(j)    consummate an initial public offering of shares of Common Stock, unless such initial public offering was approved by the Board of Directors (including a majority of the Preferred Directors);

(k)    sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business, unless, in each case, such transaction was approved by the Board of Directors (including a majority of the Preferred Directors);

(l)    enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $250,000, unless such corporate strategic relationship was approved by the Board of Directors (including a majority of the Preferred Directors);

(m)    incur or guarantee any indebtedness in excess of $250,000, unless such indebtedness was approved by the Board of Directors (including a majority of the Preferred Directors);

(n)    participate in any other business other than that in which the Corporation is currently engaged;

(o)    increase or decrease in the size of the Board of Directors;

(p)    declare or pay any Distribution with respect to the Common Stock of the Corporation;

(q)    amend this Section 9; or

(r)    enter into any agreement to do any of the foregoing.

10.    Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

11.    Redemption. The shares of Preferred Stock shall not be unilaterally redeemable at the option of the Corporation or the holders of shares of Preferred Stock.

12.    Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.    The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person (as defined below) offer the Corporation an opportunity to participate in a Specified Opportunity (as defined below) and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund (as defined below) or any holder of Preferred Stock or any partner, member, director, stockholder, employee, or agent of any such holder (an “Investor”, and together with a Fund, a “Preferred Investor”). A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in any capacity, other than in such Covered Person’s capacity as a member of the Board of Directors of the Corporation, that may be an opportunity of interest for both the Corporation and the Preferred Investor. The Preferred Investor does not have any obligation to, and the Corporation renounces any expectancy that a Preferred Investor offer the Corporation an opportunity to participate in any Specified Opportunity. A “Fund” is an entity that is a holder of any shares of capital stock of the Corporation and that is (directly or indirectly through its affiliates) primarily in the business of investing in other entities, or an entity that manages such an entity.